Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-146265) and Forms F-3 (File Nos. 333-114504 and 333-130632) of ViryaNet Ltd. of our report dated July 3, 2014, relating to the financial statements of the Company included in this Annual Report of ViryaNet Ltd. on Form 20-F for the year ended December 31, 2013

/s/ Yehezkel CPA, LLC

July 3, 2014